Exhibit 99.01

Glu Reports Third Quarter 2010 Financial Results

Micro-Transactions and In-Game Advertising Grew 98% Sequentially

SAN MATEO, Calif.--(BUSINESS WIRE)--November 2, 2010--Glu Mobile Inc. (NASDAQ:GLUU), a leading global publisher of social games for smartphone and tablet devices, today announced financial results for its third quarter ended September 30, 2010.

For the quarter ended September 30, 2010, Glu reported revenues of $15.5 million compared to $19.6 million in the third quarter of 2009. GAAP loss from operations and net loss were $(1.2) million and $(1.6) million, respectively, for the quarter ended September 30, 2010 compared to GAAP loss from operations and net loss of $(2.8) million and $(4.0) million, respectively, in the third quarter of 2009. GAAP loss per basic common share was $(0.04) for the quarter ended September 30, 2010 compared with a GAAP loss per basic common share of $(0.13) in the same period last year. GAAP net loss for the third quarter of 2010 included $177,000 in foreign exchange gains compared to $(28,000) in foreign exchange losses last year.

For the quarter ended September 30, 2010, non-GAAP income from operations, which excludes stock-based compensation expense, amortization of intangibles arising from business combinations, restructuring charges and MIG earnout expenses, was $232,000 compared to $300,000 of non-GAAP income from operations in the same period last year. Non-GAAP net loss, which excludes foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities, was $(363,000) for the quarter ended September 30, 2010 compared to non-GAAP net loss of $(889,000) in the same period last year. Non-GAAP basic loss per share was $(0.01) for the quarter ended September 30, 2010 compared to non-GAAP basic net loss per share of $(0.03) in the same period last year. Excluding non-cash royalty impairments of $513,000 in the quarter ended September 30, 2009, non-GAAP net loss would have been $(376,000) in the quarter ended September 30, 2009 or $(0.01) per basic common share.

The Company achieved positive cash flows from operations for the sixth consecutive quarter, generating $389,000 in cash from operations during the third quarter of 2010. Glu ended the quarter with cash and cash equivalents of $15.9 million while reducing its draw down on its line of credit to $1.6 million. The Company’s cash and cash equivalents balance reflects the $13.5 million private placement that closed in the third quarter of 2010.

“We are confident that our new product strategy will gain traction in the coming quarters, as we continue to make progress in repositioning the business,” stated Niccolo de Masi, Chief Executive Officer of Glu. “During the third quarter, we were able to sequentially grow smartphone revenues by 12%, micro-transactions and in-game advertising by 98% as well as monthly active users by 15%. With our goal of launching five to six new social, persistent titles every quarter beginning in the fourth quarter of 2010, I am cautiously optimistic that our smartphone and tablet revenue growth will accelerate in 2011.”

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

“I am once again pleased with our ability to maintain breakeven or better cash flow from operations for the sixth consecutive quarter, especially during this transition period,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “While we continue to carefully manage costs, we expect to increase our investments in marketing to support the launch of our new products during the fourth quarter of 2010. With a significantly strengthened balance sheet, I am confident that Glu is in position to successfully implement its strategy.”

“We are delighted to announce that Ben T. Smith, IV, a pioneer in the freemium mobile gaming space, has joined our Board effective today,” stated Bill Miller, Chairman of Glu. “Ben was one of the earliest investors in Tapulous and provided leadership to its Board through its sale to the Walt Disney Company earlier this year. He is also an investor and Board member in a number of other social platforms including having co-founded MerchantCircle and Spoke Software. We look forward to benefiting from his insights and support.”

Business Outlook

The following forward-looking statements reflect expectations as of November 2, 2010. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s mobile products; consumer demand for mobile handsets, including the next-generation platforms; carriers' and distributors' marketing to consumers, including premium deck placement; continued uncertainty in the global economic environment; carriers' and other distributors’ maintaining their networks and provisioning systems to enable consumer purchases; development delays on Glu's products; competition in the industry; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

Fourth Quarter Expectations – Quarter Ending December 31, 2010:

  GAAP revenue is expected to be between $14.0 million and $14.5 million.
  GAAP net loss is expected to be between $(7.0) million and $(7.4) million, or a net loss of between $(0.16) and $(0.17) per basic share.
  Non-GAAP operating loss is expected to be between $(3.0) million and $(3.3) million.
  Non-GAAP net loss is expected to be between $(3.4) million and $(3.7) million, or a net loss of $(0.08) per basic share, which excludes $1.0 million for amortization of intangibles, approximately $370,000 of anticipated stock-based compensation expense and approximately $2.3 million of anticipated restructuring charges primarily related to the planned relocation of our corporate offices to San Francisco, planned headcount reductions in EMEA and costs associated with the transition of our former General Counsel.
  Our income tax expense in the fourth quarter of 2010 is expected to be approximately $388,000.
  Weighted average common shares outstanding for the fourth quarter of 2010 are expected to be approximately 44.6 million basic and 45.3 million diluted.

Full Year Expectations – Year Ending December 31, 2010:

  GAAP revenue is expected to be between $62.7 million and $63.2 million.

  GAAP net loss is expected to be between $(15.5) million and $(15.9) million, or a net loss of between $(0.44) and $(0.45) per basic share.
  Non-GAAP operating loss is expected to be between $(3.4) million and $(3.8) million.
  Non-GAAP net loss is expected to be between $(5.4) million and $(5.7) million, or a net loss of $(0.15) to $(0.16) per basic share, which excludes $4.4 million for amortization of intangibles, approximately $1.6 million of anticipated stock-based compensation expense and approximately $3.5 million of anticipated restructuring charges.
  Our income tax expense for the full year is expected to be approximately $1.4 million.
  Weighted average common shares outstanding for the year ending December 31, 2010 are expected to be approximately 35.4 million basic and 35.8 million diluted.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (877) 311-0653, or if outside the U.S., (702) 928-6877, with conference ID # 87600146, to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available at http://www.glu.com/investors under the Investor Calendar and Webcasts menu. An audio replay will be available between 2:30 p.m. Pacific Time, November 2, 2010, and 8:59 p.m. Pacific Time, November 9, 2010, by calling (800) 642-1687, or (706) 645-9291, with conference ID #87600146.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial statements presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP operating income/(loss), non-GAAP net income/(loss) and non-GAAP basic and diluted net income/(loss) per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Amortization of intangible assets;
  Stock-based compensation expense;
  Restructuring charges;
  MIG earnout expenses; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

Glu may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our "Business Outlook" ("Fourth Quarter Expectations – Quarter Ending December 31, 2010" and “Full Year Expectations - Year Ending December 31, 2010”); our belief that our new product strategy will gain traction in the coming quarters; our belief that we are continuing to make progress in repositioning our business; our goal of launching five to six new social, persistent titles every quarter beginning in the fourth quarter of 2010; our expectation that our smartphone and tablet revenue growth will accelerate in 2011; our intention to increase our investments in marketing to support the launch of our new products during the fourth quarter of 2010; our belief that Glu is in position to successfully implement its strategy and our expectation that we will benefit from the insights and support of Ben T. Smith, IV as one of our Board members. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook"; the risk that growth of smartphones and advanced networks does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that our expense control initiatives will be insufficient to enable us to profitably compete in the market; the risk that we may have insufficient working capital to effectively execute our business strategy, including expanding our smartphone studio capacity and focusing on our social, persistent product strategy, while continuing to address our traditional carrier-based business, and that, even if we do execute our business strategy, we may not derive the revenues that we expect; the risk that we may fall out of compliance with the financial and other covenants in our credit facility; the risk that we may lose a key intellectual property license or key carrier distribution agreement; the risk that our development expenses for games for smartphones are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that changes in wireless carrier plans with their customers may adversely impact sales of our games; the risk that sales of our original intellectual property titles will not continue to favorably impact product mix; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to social, persistent gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on August 9, 2010 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global publisher of social games for smartphone and tablet devices. Glu's unique technology platform enables its titles to be accessible to a broad audience of consumers all over the world - supporting iOS, Android, Palm, Windows Phone 7 devices and beyond. Glu is focused on bringing the best in social, freemium, cross-platform mobile gaming experiences to the mass market. Founded in 2001, Glu is headquartered in the San Francisco Bay Area and has major offices in Brazil, China, Russia and the UK. Glu is focused on creating compelling original IP and also partners with leading entertainment brands including Activision, Atari, Fox and Harrah's. Consumers can find high-quality, fresh entertainment created exclusively for their mobile devices wherever they see the 'g' character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at Facebook.com/glumobile.

GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc.

In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$15,889	$10,510
Accounts receivable, net	9,872	16,030
Prepaid royalties	3,169	6,738
Prepaid expenses and other current assets	2,777	2,520
Total current assets	31,707	35,798

Property and equipment, net	2,314	3,344
Other long-term assets	1,062	929
Intangible assets, net	9,759	13,059
Goodwill	4,704	4,608
Total assets	$49,546	$57,738

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$3,763	$4,480
Accrued liabilities	878	817
Accrued compensation	3,895	1,829
Accrued royalties	8,182	12,604
Accrued restructuring	821	1,406
Deferred revenues	972	914
Current portion of long-term debt	4,682	16,379
Total current liabilities	23,193	38,429
Other long-term liabilities	7,866	7,616
Total liabilities	31,059	46,045

Common stock	4	3
Additional paid-in capital	203,206	188,078
Accumulated other comprehensive income	1,073	931
Accumulated deficit	(185,796)	(177,319)
Stockholders' equity	18,487	11,693
Total liabilities and stockholders' equity	$49,546	$57,738

Glu Mobile Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenues	$ 15,468	$ 19,645	$ 48,709	$ 60,292

Cost of revenues:
Royalties	3,934	5,302	12,905	16,782
Impairment of prepaid royalties and guarantees	-	513	663	1,102
Amortization of intangible assets	1,009	1,420	3,243	5,680
Total cost of revenues	4,943	7,235	16,811	23,564
Gross profit	10,525	12,410	31,898	36,728

Operating expenses:
Research and development	5,858	6,662	18,748	19,707
Sales and marketing	2,692	3,556	8,100	11,214
General and administrative	3,107	3,986	9,972	12,376
Amortization of intangible assets	53	58	160	160
Restructuring charge	-	919	1,287	1,432
Total operating expenses	11,710	15,181	38,267	44,889

Loss from operations	(1,185)	(2,771)	(6,369)	(8,161)

Interest and other income/(expense), net:
Interest income	7	7	20	86
Interest expense	(98)	(279)	(539)	(1,008)
Other income/(expense), net	177	(28)	(586)	272
Interest and other income/(expense), net	86	(300)	(1,105)	(650)

Loss before income taxes	(1,099)	(3,071)	(7,474)	(8,811)
Income tax provision	(504)	(917)	(1,003)	(2,472)
Net loss	$ (1,603)	$ (3,988)	$ (8,477)	$ (11,283)

Net loss per share - basic and diluted	$ (0.04)	$ (0.13)	$ (0.26)	$ (0.38)

Weighted average common shares outstanding - basic and diluted	36,042	29,864	32,392	29,694

Stock-based compensation expense included in:
Research and development	$ 104	$ 166	$ 385	$ 546
Sales and marketing	50	170	163	480
General and administrative	201	338	681	1,176
Total stock-based compensation expense	$ 355	$ 674	$ 1,229	$ 2,202

Glu Mobile Inc.	Three Months Ended
GAAP to Non-GAAP Reconciliation	September 30, 2010
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	$1,009	$(1,009)		$-
Total cost of revenues	4,943	(1,009)		3,934
Gross profit	10,525	1,009		11,534

Research and development	5,858	(104)	a	5,754
Sales and marketing	2,692	(50)	a	2,642
General and administrative	3,107	(201)	a	2,906
Amortization of intangible assets	53	(53)		-
Total operating expenses	11,710	(408)		11,302

Income/(loss) from operations	(1,185)	1,417		232

Interest and other income/(expense), net	86	(177)	b	(91)
Income/(loss) before income taxes	(1,099)	1,240		141

Net loss	$(1,603)	$1,240		$(363)

Reconciliation of net loss and net loss per share:
Non-GAAP net loss per share - basic	$(0.04)			$(0.01)
Non-GAAP net loss per share - diluted	$(0.04)			$(0.01)
Shares used in computing basic net loss per share	36,042			36,042
Shares used in computing diluted net loss per share	36,042			36,042

a - Excluded amount represents stock-based compensation expense of $355
b - Excluded amount represents foreign currency exchange gain

Glu Mobile Inc.	Three Months Ended
GAAP to Non-GAAP Reconciliation	September 30, 2009
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	$1,420	$(1,420)		$-
Total cost of revenues	7,235	(1,420)		5,815
Gross profit	12,410	1,420		13,830

Research and development	6,662	(166)	a	6,496
Sales and marketing	3,556	(170)	a	3,386
General and administrative	3,986	(338)	a	3,648
Amortization of intangible assets	58	(58)		-
Restructuring charge	919	(919)		-
Total operating expenses	15,181	(1,651)		13,530

Income/(loss) from operations	(2,771)	3,071		300

Interest and other expense, net	(300)	28	b	(272)
Income/(loss) before income taxes	(3,071)	3,099		28

Net loss	$(3,988)	$3,099		$(889)

Reconciliation of net loss and net loss per share:
Non-GAAP net loss per share - basic	$(0.13)			$(0.03)
Non-GAAP net loss per share - diluted	$(0.13)			$(0.03)
Shares used in computing basic net loss per share	29,864			29,864
Shares used in computing diluted net loss per share	29,864			29,864

a - Excluded amount represents stock-based compensation expense of $674
b - Excluded amount represents foreign currency exchange loss

Glu Mobile Inc.	Nine Months Ended
GAAP to Non-GAAP Reconciliation	September 30, 2010
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	$3,243	$(3,243)		$-
Total cost of revenues	16,811	(3,243)		13,568
Gross profit	31,898	3,243		35,141

Research and development	18,748	(385)	a	18,363
Sales and marketing	8,100	(163)	a	7,937
General and administrative	9,972	(681)	a	9,291
Amortization of intangible assets	160	(160)		-
Restructuring charge	1,287	(1,287)		-
Total operating expenses	38,267	(2,676)		35,591

Loss from operations	(6,369)	5,919		(450)

Interest and other expense, net	(1,105)	584	b	(521)
Loss before income taxes	(7,474)	6,503		(971)

Net loss	$(8,477)	$6,503		$(1,974)

Reconciliation of net loss and net loss per share:
Non-GAAP net loss per share - basic	$(0.26)			$(0.06)
Non-GAAP net loss per share - diluted	$(0.26)			$(0.06)
Shares used in computing basic net loss per share	32,392			32,392
Shares used in computing diluted net loss per share	32,392			32,392

a - Excluded amount represents stock-based compensation expense of $1,229.
b - Excluded amount represents foreign currency exchange losses.

Glu Mobile Inc.	Nine Months Ended
GAAP to Non-GAAP Reconciliation	September 30, 2009
(in thousands, except per share data)
(unaudited)	GAAP	Adjustments		Non-GAAP

Amortization of intangible assets	$5,680	$(5,680)		$-
Total cost of revenues	23,564	(5,680)		17,884
Gross profit	36,728	5,680		42,408

Research and development	19,707	(546)	a	19,161
Sales and marketing	11,214	(1,355)	a	9,859
General and administrative	12,376	(1,176)	a	11,200
Amortization of intangible assets	160	(160)		-
Restructuring charge	1,432	(1,432)		-
Total operating expenses	44,889	(4,669)		40,220

Income/(loss) from operations	(8,161)	10,349		2,188

Interest and other expense, net	(650)	(270)	b	(920)
Income/(loss) before income taxes	(8,811)	10,079		1,268

Net loss	$(11,283)	$10,079		$(1,204)

Reconciliation of net loss and net loss per share:
Non-GAAP net loss per share - basic	$(0.38)			$(0.04)
Non-GAAP net loss per share - diluted	$(0.38)			$(0.04)
Shares used in computing basic net loss per share	29,694			29,694
Shares used in computing diluted net loss per share	29,694			29,694

a - Excluded amount represents stock-based compensation expense of $2,202 and MIG earnout expenses of $875
b - Excluded amount represents foreign currency exchange gains.

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Glu generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Glu generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, and acquired in-process technology, which is expensed immediately, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Glu believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given Glu's adoption of ASC 718 beginning with its fiscal year ended December 31, 2006, Glu believes that a non-GAAP financial measure that excludes stock-based compensation will facilitate the comparison of its year-over-year results.

Restructuring Charges. Glu undertook restructuring activities in 2009, and recorded (1) a non-cash restructuring charge due to a change in the sublease probability assumptions for the portion of the Company’s corporate headquarters that were vacated in 2008 and the costs to exit a portion of the Company’s EMEA headquarters, (2) a restructuring charge related to termination benefits to be paid pursuant to the transition agreement with the former CEO and (3) cash restructuring charges due to termination of certain employees in Glu’s US and EMEA offices. In the first and second quarters of 2010, Glu recorded restructuring charges related to termination of certain employees in the Company’s China, United States and European offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect the Company's ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

MIG Earnout Expenses. As part of the acquisition of MIG, Glu committed to pay additional consideration in the form of cash and stock to the MIG shareholders and bonus payments in the form of stock to two officers of MIG, who were also MIG shareholders. Glu initially recorded the estimated contingent consideration and bonuses earned by the two officers as stock-based and non-equity compensation over the two-year vesting period ending December 31, 2009, and has excluded from its non-GAAP financial measures the impact of the non-equity component of the additional consideration. In the quarter ended December 31, 2008, Glu restructured these payments into debt obligations that become due at various times through December 31, 2010. Glu believes that these earnout expenses affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare the Company's core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2009 and the 2010 were as follows (in thousands):

March 31, 2009	(461)
June 30, 2009	759
September 30, 2009	(28)
December 30, 2009	(215)
FY 2009	55

March 31, 2010	(332)
June 30, 2010	(429)
September 30, 2010	177
FY 2010	(584)

CONTACT:
Media:
Glu Mobile Inc.
Kathy de Leon, 650-532-2421
kathy.deleon@glu.com
or
Investor Relations:
ICR
Seth Potter, 646-277-1230
ir@glu.com